EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

and among

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

BCFWC ACQUISITION, INC.

and

BCFWC MERGERSUB, INC.

Dated as of January 18, 2006

Page

ARTICLE I
DEFINITIONS

Section 1.1.	Certain Definitions	1

ARTICLE II
THE MERGER

Section 2.1.	The Merger	9

Section 2.2.	Closing	9

Section 2.3.	Effective Time	9

Section 2.4.	Certificate of Incorporation and By-laws	9

Section 2.5.	Directors and Officers of the Surviving Corporation	9

Section 2.6.	Stockholders’ Meeting	10

ARTICLE III
CONVERSION OF SECURITIES; TREATMENT OF COMPANY OPTIONS

Section 3.1.	Conversion of Capital Stock	11

(a)	Common Stock of Merger Sub	12
(b)	Cancellation of Certain Shares	12
(c)	Conversion of Shares	12

Section 3.2.	Exchange of Certificates	12

(a)	Paying Agent	12
(b)	Exchange Procedures	13
(c)	Transfer Books; No Further Ownership Rights in Shares	13
(d)	Termination of Fund; No Liability	13
(e)	Withholding Taxes	14
(f)	Lost, Stolen or Destroyed Certificates	14

Section 3.3.	Dissenting Shares	14

Section 3.4.	Termination and Satisfaction of Company Options	15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.1.	Corporate Organization	15

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Section 4.2.	Capitalization	16

Section 4.3.	Authority	16

Section 4.4.	Consents and Approvals; No Violations	17

Section 4.5.	SEC Documents; Financial Statements; Undisclosed Liabilities	17

Section 4.6.	Absence of Certain Changes or Events	19

Section 4.7.	Litigation	21

Section 4.8.	Personal Property	22

Section 4.9.	Real Property	22

Section 4.10.	Taxes	23

Section 4.11.	Compliance with Laws	24

Section 4.12.	Employee Benefits	24

Section 4.13.	Material Contracts	25

Section 4.14.	Intellectual Property	26

Section 4.15.	Environmental Matters	27

Section 4.16.	Affiliate Transactions	28

Section 4.17.	Opinion of Financial Advisor	28

Section 4.18.	Section 203 of the DGCL	28

Section 4.19.	Broker’s Fees	28

Section 4.20.	Labor and Employment Matters	28

Section 4.21.	No Other Representations or Warranties	29

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Section 5.1.	Corporate Organization	29

Section 5.2.	Authority	30

Section 5.3.	Consents and Approvals; No Violations	30

Section 5.4.	Merger Sub	30

Section 5.5.	Sufficient Funds	31

Section 5.6.	Ownership of Shares	31

Section 5.7.	Other Agreements	31

Section 5.8.	Broker’s Fees	31

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Section 5.9.	Solvency	32

ARTICLE VI
COVENANTS

Section 6.1.	Conduct of Businesses Prior to the Effective Time	32

Section 6.2.	No Solicitation	35

Section 6.3.	Publicity	36

Section 6.4.	Access to Information	37

Section 6.5.	Further Assurances; Regulatory Matters; Notification of Certain Matters	38

Section 6.6.	Employee Benefit Plans	39

Section 6.7.	Indemnification and Insurance	40

Section 6.8.	Obligations of Merger Sub	42

Section 6.9.	Financing	43

ARTICLE VII
CONDITIONS

Section 7.1.	Conditions to Each Party’s Obligation to Effect the Merger	45

(a)	Stockholder Approval	45
(b)	Statutes	45
(c)	Injunctions	45

Section 7.2.	Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger in Certain Cases	45

(a)	Performance of Obligations of the Company	45
(b)	Representations and Warranties	45
(c)	Closing Certificates	46
(d)	Other Company Approvals	46
(e)	Non-Competition Agreement	46
(f)	No Governmental Proceedings	46
(g)	Dissenting Shares	46

Section 7.3.	Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases	46

(a)	Performance of Obligations of Parent	46
(b)	Representations and Warranties	46
(c)	Closing Certificates	46
(d)	Parent Approvals	47

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ARTICLE VIII
TERMINATION

Section 8.1.	Termination	47

Section 8.2.	Effect of Termination	48

Section 8.3.	Termination Fee	48

ARTICLE IX
MISCELLANEOUS

Section 9.1.	Amendment and Modification	50

Section 9.2.	Extension; Waiver	50

Section 9.3.	Nonsurvival of Representations and Warranties	50

Section 9.4.	Notices	50

Section 9.5.	Counterparts	51

Section 9.6.	Entire Agreement; Third Party Beneficiaries	52

Section 9.7.	Severability	52

Section 9.8.	Governing Law	52

Section 9.9.	Assignment	52

Section 9.10.	Schedules	52

Section 9.11.	Expenses	53

Section 9.12.	Submission to Jurisdiction; Waivers	53

Section 9.13.	Specific Performance	53

Section 9.14.	Construction of Agreement	53

GLOSSARY OF DEFINED TERMS

	Page		Page
Affiliate	Section 1.1	Financing Cooperation Expense
Agreement	Preamble	Cap	Section 6.9(b)
Alternative Proposal	Section 1.1	Fiscal Year 2005	Section 1.1
Approved Communications	Section 6.3	Fiscal Year 2006	Section 1.1
Bain	Section 5.5	GAAP	Section 1.1
Benefit Plan.	Section 4.12(b)	Governmental Entity	Section 1.1
Benefit Plans	Section 4.12(b)	HSR Act	Section 1.1
Business Day	Section 1.1	Indemnified Liabilities	Section 6.7(a)
Certificate	Section 3.1(c)	Indemnified Parties	Section 6.7(a)
Certificate of Merger	Section 1.1	Indemnified Party	Section 6.7(a)
Closing	Section 2.2	Intellectual Property	Section 1.1
Closing Date	Section 2.2	Law	Section 1.1
COBRA	Section 1.1	Leased Real Property	Section 4.9(b)
Code	Section 1.1	Liabilities	Section 1.1
Company	Preamble	Liens	Section 4.2(b)
Company By-Laws	Section 4.1(b)	Material Contract	Section 1.1
Company Certificate	Section 4.1(b)	Merger	Recitals
Company Disclosure Schedule	Article IV	Merger Consideration	Section 3.1(c)
Company Intellectual Property	Section 4.14(b)	Merger Sub	Preamble
Company Material Adverse Effect	Section 1.1	Multiemployer Plan.	Section 1.1
Company Option	Section 3.4	Other Company Approvals	Section 4.4(a)
Company Option Plans	Section 1.1	Owned Real Property	Section 4.9(a)
Company Preferred Stock	Section 4.2(a)	Parent	Preamble
Company Stockholder Approval	Section 4.3(a)	Parent Approvals	Section 5.3(a)
Company Subsidiary	Section 1.1	Parent Material Adverse Effect	Section 5.1
Company’s Knowledge	Section 1.1	Paying Agent	Section 3.2(a)
Company-Owned Intellectual		Permitted Liens	Section 1.1
Property	Section 4.14(a)	Person	Section 1.1
Confidentiality Agreement	Section 1.1	Proceeding	Section 6.7(a)
Contract	Section 1.1	Proxy Statement	Section 2.6(a)(i)
Debt Commitments	Section 5.5	Real Property Lease	Section 1.1
Definitive Financing Agreements	Section 6.9(a)	Representatives	Section 6.2(a)
DGCL	Section 1.1	Returns	Section 4.10
Dissenting Shares	Section 3.3	SEC	Section 1.1
Effective Time	Section 2.3	SEC Documents	Section 4.5(a)
Environmental Laws	Section 1.1	SEC Financial Statements	Section 4.5(b)
Environmental Licenses	Section 1.1	Secretary of State	Section 1.1
Environmental Report	Section 1.1	Securities Act	Section 1.1
Equity Commitment	Section 5.5	Shares	Section 4.2(a)
ERISA	Section 1.1	Solvent	Section 5.9
ERISA Affiliate	Section 1.1	Special Meeting	Section 2.6(a)(iii)
Exchange Act	Section 1.1	Subsidiary	Section 1.1
Exchange Act Rules	Section 1.1	Superior Proposal	Section 1.1
Financing	Section 5.5	Superior Proposal Agreement	Section 6.2(c)
Financing Commitments	Section 5.5	Surviving Corporation	Section 2.1

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GLOSSARY OF DEFINED TERMS

	Page	Page
Tax	Section 1.1
Termination Fee	Section 8.3(a)
Transactions	Recitals
Voting Agreement	Recitals

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 18, 2006, by and among Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”), BCFWC Acquisition, Inc., a Delaware corporation (“Parent”), and BCFWC Mergersub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have determined it to be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has approved and declared advisable this Agreement, including all the terms and conditions set forth herein, and all the transactions contemplated hereby, including the Merger (collectively, the “Transactions”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent and Merger Sub’s willingness to enter into this Agreement, Parent and certain stockholders of the Company have entered into a voting agreement (the “Voting Agreement”); and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning assigned to that term in Rule 12b-2 of the Exchange Act Rules.

“Agreement” has the meaning assigned to that term in the Preamble.

“Alternative Proposal” means any offer, proposal or indication of interest (other than the Transactions), as the case may be, by any Person (or group of Persons) that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization,

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reorganization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of Shares or other equity securities of the Company representing fifteen percent (15%) (in number or voting power) or more of the outstanding capital stock of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person, together with all Affiliates thereof, becoming the beneficial owner of Shares or other equity securities of the Company representing fifteen percent (15%) (in number or voting power) or more of the outstanding capital stock of the Company, or (iii) the acquisition, license, purchase or other disposition of fifteen percent (15%) or more of the consolidated assets (including the capital stock or assets of any Subsidiary) of the Company or of a business that constitutes fifteen percent (15%) or more of the consolidated revenues or consolidated net income of the Company.

“Benefit Plan” and “Benefit Plans” have the respective meanings assigned to those terms in Section 4.12(b).

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City are required to or may be closed.

“Certificate” has the meaning assigned to that term in Section 3.1(c).

“Certificate of Merger” means a certificate of merger to be filed with the Secretary of State.

“Closing” has the meaning assigned to that term in Section 2.2.

“Closing Date” has the meaning assigned to that term in Section 2.2.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to that term in the Preamble.

“Company By-Laws” has the meaning assigned to that term in Section 4.1(b).

“Company Certificate” has the meaning assigned to that term in Section 4.1(b).

“Company Disclosure Schedule” has the meaning assigned to that term in Section 4.

“Company Intellectual Property” has the meaning assigned to that term in Section 4.14(b).

“Company Material Adverse Effect” means a material adverse effect on (i) the assets and Liabilities (taken as a whole), business, results of operations or financial condition, in each case, of the Company and the Company Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations under this Agreement; provided, however, that any adverse effect arising out of, resulting from or attributable to any one or more of the following matters shall not be

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taken into account in determining whether there has been a Company Material Adverse Effect and shall not be deemed to constitute a Company Material Adverse Effect: (1) general changes in economic, regulatory or political conditions or financial or securities markets, including the outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (2) general changes in conditions affecting any of the industries or markets in which the Company or any of the Company Subsidiaries operates, (3) any change, occurrence, development, event, series of events or circumstances arising out of, resulting from or attributable to the execution and delivery of this Agreement or the consummation of any of the Transactions, or the public announcement of this Agreement, (4) any change in the market price or trading volume of the Company’s securities, (5) any change in Law, GAAP or interpretations thereof that apply to the Company or any of the Company Subsidiaries, including the proposal or adoption of any new Law or any change in the interpretation or enforcement of any existing Law, (6) any fluctuation in sales or earnings that is consistent with the Company’s past operating history, (7) the failure of the Company to meet analysts’ expectations, or (8) any failures of the Company to take any action referred to in Section 6.1 due to Parent’s withholding of consent following written notice from the Company that the withholding of such consent would reasonably be expected to have, individually in the aggregate, a Company Material Adverse Effect (determined in accordance in accordance with the balance of this definition), unless, in the case of the foregoing clauses (1) and (2), such changes referred to therein would reasonably be expected to have a materially disproportionate impact on the matters set forth in clause (i) above relative to other industry participants.

“Company Option” has the meaning assigned to that term in Section 3.4.

“Company Option Plans” means the Company’s 1993 Stock Incentive Plan, 1998 Stock Incentive Plan, 2002 Stock Incentive Plan and 2005 Stock Incentive Plan.

“Company-Owned Intellectual Property” has the meaning assigned to that term in Section 4.14(a).

“Company Preferred Stock” has the meaning assigned to that term in Section 4.2(a).

“Company Stockholder Approval” has the meaning assigned to that term in Section 4.3(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Company’s Knowledge” means the actual knowledge of (i) the Company’s President, Executive Vice Presidents, General Counsel, Chief Accounting Officer, and Vice President - Real Estate, in each case after reasonable inquiry of such officer’s direct reports, and (ii) each other member of the Board of Directors of the Company without investigation.

“Confidentiality Agreement” means the confidentiality agreement dated as of September 15, 2005 between the Company and Bain Capital Partners, LLC.

“Contract” means any contract, indenture, note, bond, lease, commitment or other agreement, whether written or oral.

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“Definitive Financing Agreements” has the meaning assigned to that term in Section 6.9(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Dissenting Shares” has the meaning assigned to that term in Section 3.3.

“Effective Time” has the meaning assigned to that term in Section 2.3.

“Environmental Laws” means all applicable Laws and all common law as in effect on or prior to the date of this Agreement relating to workplace health and safety, the control of any pollutant or hazardous material, substance or waste, the protection of the environment or the effect of the environment or environmental hazards on human health, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.)

“Environmental Licenses” means all licenses and permits required under applicable Environmental Laws for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted.

“Environmental Report ” means any report, study, assessment, audit or other similar document that addresses any issue of noncompliance in any material respect with, or material Liability or contamination under, any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business at any relevant time considered a single employer with the Company or any Company Subsidiary under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Rules” means the rules promulgated under the Exchange Act.

“Financing” has the meaning assigned to that term in Section 5.5.

“Financing Commitments” has the meaning assigned to that term in Section 5.5.

“Fiscal Year 2005” means the Company’s fiscal year beginning on May 30, 2004 and ending on May 28, 2005.

“Fiscal Year 2006” means the Company’s fiscal year beginning on May 29, 2005 and ending on June 3, 2006.

“GAAP” means United States generally accepted accounting principles.

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“Governmental Entity” means any federal, state, provincial, supra-national, foreign or local government, court, tribunal, judicial or arbitral body, administrative or regulatory agency or commission or any other governmental authority or instrumentality (including any political or other subdivision, department or branch of any of the foregoing).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Liabilities” has the meaning assigned to that term in Section 6.7(a).

“Indemnified Parties” has the meaning assigned to that term in Section 6.7(a).

“Indemnified Party” has the meaning assigned to that term in Section 6.7(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: trade secrets, know-how, inventions (whether or not patentable or reduced to practice), improvements, patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof; all registered trademarks, service marks, trade dress, logos, designs, slogans, trade names, corporate names and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and all goodwill associated with any of the foregoing, and applications for registration, registrations, and renewals in connection therewith; copyrightable works, all registered copyrights and applications for registration thereof, and renewals in connection therewith; all Internet domain names; all computer software (including source code, executable code, data, databases and related documentation and programs) other than computer software programs that are generally available in “off the shelf” commercial packages or by Internet distribution having a replacement cost and/or annual license fee of less than $25,000); confidential business information (including all ideas, marketing, technical and other data, patterns, designs, drawings, specifications, research and development, formulas, compositions, processes, methods and techniques, customer and supplier lists, pricing and cost information, business and marketing plans, studies and proposals); all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and together with all income, royalties, damages and payments due or payable at the Closing or thereafter (including damages and payments for infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for infringements, misappropriations or other conflict with any Intellectual Property.

“Law” means any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction of any Governmental Entity.

“Leased Real Property” has the meaning assigned to that term in Section 4.9(b).

“Liabilities” means any indebtedness and any other liabilities and obligations whether accrued or fixed, absolute or contingent, known or unknown.

“Liens” has the meaning assigned to that term in Section 4.2(b).

“Material Contract” means each (i) Contract (including all amendments thereto) that has been filed as a “material contract” by the Company with the SEC as an exhibit to the SEC

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Documents as of the date of this Agreement (other than Benefit Plans), (ii) Contract under which the Company or any of the Company Subsidiaries expended in excess of $1,000,000 during Fiscal Year 2005 or expects to expend in excess of $1,000,000 during Fiscal Year 2006 (other than Real Property Leases and purchase orders for the purchase of inventory in the ordinary course of business), including leases of personal property and Contracts for the construction or modification of any building structure or other capital expenditure or acquisition of assets (by way of merger, consolidation, purchase or otherwise), (iii) Contract containing any non-competition covenant binding upon the Company or any Company Subsidiary (other than Real Property Leases), (iv) Real Property Lease under which the Company or any of the Company Subsidiaries expended in excess of $750,000 during Fiscal Year 2005 or expects to expend in excess of $750,000 during Fiscal Year 2006, (v) standby letter of credit obtained by the Company or any of the Company Subsidiaries in an amount exceeding $500,000 individually or $2,000,000 in the aggregate for all such items, (vi) loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement, or guarantee entered into by the Company or any of the Company Subsidiaries in an amount exceeding $1,000,000 individually or $5,000,000 in the aggregate for all such items (other than items referred to in the preceding clauses of this definition, intercompany items, guarantees of the Company Subsidiaries’ leases, deposits in the ordinary course of business and any item constituting a portion of the restricted cash and cash equivalents as reflected in the SEC Financial Statements or the notes thereto) and (vii) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Company Subsidiary would be required to purchase or sell, as applicable, any securities of any Person. For the avoidance of doubt, only those Contracts referred to in the preceding sentence that remain in effect, or pursuant to which the Company or any of its Subsidiaries has any outstanding obligations, as of the date of this Agreement shall be taken into account in determining the Company’s Material Contracts.

“Merger” has the meaning assigned to that term in the Recitals.

“Merger Consideration” has the meaning assigned to that term in Section 3.1(c).

“Merger Sub” has the meaning assigned to that term in the Preamble.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Non-Competition Agreement” shall mean a non-competition agreement substantially in the form of Exhibit A attached hereto.

“Other Company Approvals” has the meaning assigned to that term in Section 4.4(a).

“Owned Real Property” has the meaning assigned to that term in Section 4.9(a).

“Parent” has the meaning assigned to that term in the Preamble.

“Parent Approvals” has the meaning assigned to that term in Section 5.3(a).

“Parent Material Adverse Effect” has the meaning assigned to that term in Section 5.1.

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“Paying Agent” has the meaning assigned to that term in Section 3.2(a).

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith and for which the Company has established adequate reserves in its financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) purchase money Liens arising in the ordinary course of business, (v) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (vi) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Parent in the electronic data room prepared by the Company prior to the date of this Agreement or otherwise delivered by the Company to Parent and all Liens of record, (vii) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (viii) with respect to securities, Liens created as a result of federal or state securities laws, (ix) Liens in favor of the Company or any Company Subsidiary securing intercompany borrowing by any Company Subsidiary, and (x) Liens set forth on Section 1.1 of the Company Disclosure Schedule.

“Person” shall be construed as broadly as possible and includes an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Proxy Statement” has the meaning assigned to that term in Section 2.6(a)(i).

“Real Property Lease” means any agreement (including all amendments and guaranties thereto), written or oral, under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant or occupant.

“Representatives” has the meaning assigned to that term in Section 6.2(a).

“Returns” has the meaning assigned to that term in Section 4.10.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning assigned to that term in Section 4.5(a).

“SEC Financial Statements” has the meaning assigned to that term in Section 4.5(b).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning assigned to that term in Section 4.2(a).

“Solvent” has the meaning assigned to that term in Section 5.9.

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“Special Meeting” has the meaning assigned to that term in Section 2.6(a)(iii).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, of which at least a majority of the securities or other ownership interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled directly or indirectly by such Person or by one or more of its Subsidiaries (as defined in the preceding clause), or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be fifty percent (50%) rather than fifteen percent (15%)), which (on its most recently amended or modified terms, if amended or modified) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably capable of being consummated and (ii) if consummated, would result in a transaction that is more favorable to the Company’s stockholders (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than the Merger, taking into account in each case, among other things, the terms of such Alternative Proposal and such legal, financial, regulatory, timing and other aspects of such Alternative Proposal, including the Person making such Alternative Proposal, which the Board of Directors deems relevant.

“Superior Proposal Agreement” has the meaning assigned to that term in Section 6.2(c).

“Surviving Corporation” has the meaning assigned to that term in Section 2.1.

“Tax” means (i) any United States federal, state or local or any non-United States net or gross income, gross receipts, net proceeds, corporation, capital gains, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, franchise, profits, withholding, national insurance, social security (or similar), unemployment, disability, real property, personal property, sales, inheritance, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other governmental charges of any kind whatever, whether disputed or not, including any interest, penalty or additional amount related thereto; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes; or (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

“Termination Fee” has the meaning assigned to that term in Section 8.3.

“Transactions” has the meaning assigned to that term in the Recitals.

“Voting Agreement” has the meaning assigned to that term in the Recitals.

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ARTICLE II
THE MERGER

Section 2.1.The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the DGCL, and the separate existence of Merger Sub shall cease and (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Company as the Surviving Corporation, and all debts, Liabilities and duties of the Company shall become the debts, Liabilities and duties of the Surviving Corporation. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement. The Surviving Corporation shall thereafter be responsible and liable for all the Liabilities and obligations of the Company and Merger Sub.

Section 2.2.Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 a.m., local time, on a date not later than two (2) Business Days, after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other place, date and time as the parties hereto shall agree (such date on which the Closing occurs being hereinafter referred to as the “Closing Date”).

Section 2.3.Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, Merger Sub and the Company shall cause the Merger to be consummated by filing all necessary documentation, including a Certificate of Merger, with the Secretary of State as provided in Section 251 of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger, such time being hereinafter referred to as the “Effective Time.”

Section 2.4.Certificate of Incorporation and By-Laws. At the Effective Time the Company Certificate and Company By-Laws, as in effect immediately prior to the Effective Time, shall be amended in their entirety to read as set forth on Exhibit B and Exhibit C hereto, respectively, and as so amended shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended in compliance with the DGCL.

Section 2.5.Directors and Officers of the Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL and the Surviving Corporation’s Certificate of Incorporation and By-Laws.

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Section 2.6.Stockholders’ Meeting.

(a) Subject to the terms and conditions of this Agreement (including the rights of the Company under Sections 6.2(c) and 8.1(c)), the Company, acting through its Board of Directors, shall:

(i) as promptly as practicable following the date of this Agreement, prepare and file with the SEC a preliminary proxy statement (such proxy statement, as amended and supplemented, the “Proxy Statement”) relating to the Merger and this Agreement and use its reasonable best efforts to (x) obtain and furnish the information required to be included by applicable federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Parent, Merger Sub and their counsel, to respond promptly to any comments received from the SEC with respect to the preliminary Proxy Statement and promptly cause to be mailed to the Company’s stockholders a definitive Proxy Statement, a copy of this Agreement or a summary thereof and a copy of Section 262 of the DGCL (relating to dissenters rights) and (y) subject to the proviso in Section 2.6(a)(ii), obtain the necessary approval by its stockholders of this Agreement and the consummation of the Merger;

(ii) include in the Proxy Statement the recommendations referred to in Section 4.3(b); provided, however, that such recommendations may be withdrawn, modified or amended, in each case (x) in accordance with the provisions of Section 6.2(c) or (y) other than in connection with an Alternative Proposal, if the Company’s Board of Directors shall have determined in good faith (after consultation with the Company’s outside counsel) that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable Law; provided, that notwithstanding any withdrawal, modification or amendment made pursuant to clause (y), the Company shall still be required to take all actions required pursuant to Section 2.6(a)(i) (in accordance with Sections 2.6(b) and (c)) and hold the Special Meeting pursuant to Section 2.6(a)(iii); and

(iii) as promptly as practicable following the clearance of the Proxy Statement by the SEC, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement.

(b) The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the Proxy Statement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable, but in no event later than three (3) Business Days after being asked to comment) prior to the filing thereof with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of (i) the Exchange Act and (ii) the rules and regulations of the New York Stock Exchange. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments or other material communications the Company or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or other material communications, and with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by the Company or its counsel with respect to the Proxy Statement.

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Each of Parent and the Company agrees to correct any information provided by it for use in the Proxy Statement which, to the Company’s Knowledge (in the case of information provided by the Company) or to Parent’s knowledge (in the case of information provided by Parent), shall have become false or misleading in any material respect. The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. If at any time prior to the approval and adoption of this Agreement by the Company’s stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and file with the SEC such amendment or supplement. The Company shall not mail the Proxy Statement, or any amendment or supplement thereto, without reasonable advance consultation with Parent, Merger Sub and their counsel.

(c) The Company agrees that the information relating to the Company and the Company Subsidiaries contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Transactions with any other Governmental Entity (to the extent such information was provided by the Company for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Parent shall provide the Company with the information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent agrees that the information relating to Parent and Merger Sub contained in the Proxy Statement, or in any other document filed in connection with this Agreement or the Transactions with any other Governmental Entity (to the extent such information was provided by Parent or Merger Sub for inclusion therein), at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement thereto is mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Parent and Merger Sub shall, at the Special Meeting, vote, or cause to be voted, all Shares owned by any of Parent, Merger Sub and any other Affiliate of Parent in favor of the approval and adoption of this Agreement and the consummation of the Merger.

ARTICLE III
CONVERSION OF SECURITIES; TREATMENT OF COMPANY OPTIONS

Section 3.1.Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holders of shares of capital stock of the Company or Merger Sub:

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(a) Common Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b) Cancellation of Certain Shares. All Shares that are issued and outstanding immediately prior to the Effective Time and owned by any of Parent, Merger Sub and any other Subsidiary of Parent, and all Shares held in the treasury of the Company or owned by any Company Subsidiary, shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled and retired in accordance with Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive $45.50 in cash, payable to the holder thereof, without any interest thereon (the “Merger Consideration”), less any required withholding taxes, upon surrender and exchange of a Certificate (as defined below). All such Shares when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such outstanding Share (other than any Dissenting Share) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with Section 3.2.

Section 3.2.Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (the “Paying Agent”) reasonably acceptable to the Company to act as paying agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and Parent. Prior to or concurrent with the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable upon conversion of Shares pursuant to Section 3.1(c). For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of his, her or its Shares. Such funds shall not be used for any purpose other than as set forth in this Article III, and shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) investments in any money market funds investing solely in any of the foregoing; provided, however, that no such investment or losses therefrom shall affect the Merger Consideration, and Parent shall promptly deposit or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent for the benefit of the former stockholders of the Company in the amount of any such losses. Any net profit resulting from, or interest or income produced by, such investments will be payable to Merger Sub or Parent, as Parent directs.

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(b) Exchange Procedures. As promptly as practicable after the Effective Time, but in no event more than five (5) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares which were converted pursuant to Section 3.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) of this Section 3.2) for each Share formerly represented by such Certificate, to be mailed within ten (10) Business Days of receipt of such Certificate and letter of transmittal by the Paying Agent, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any Tax required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2.

(c) Transfer Books; No Further Ownership Rights in Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares on the records of the Company. After the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Termination of Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent for the payment of the Merger Consideration and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation, which shall thereafter act as the Paying Agent (subject to abandoned property, escheat or other similar Law), as general creditors of the Surviving Corporation with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificate, as determined pursuant to this Agreement, without any interest thereon. Any portion of the funds made available to the Paying Agent for the payment of the Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving

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Corporation, free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Taxes. The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Certificates, as applicable, in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

Section 3.3.Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who shall have complied with the provisions of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such holder’s rights to receive payment of the fair value of such holder’s Shares under Section 262 of the DGCL. If, after the Effective Time, any such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration. Notwithstanding anything to the contrary contained in this Section 3.3, if this Agreement is terminated prior to the Effective Time, then the right of any holder of Shares to be paid the fair value of such holder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent notice of any written demands for appraisal of Shares received by the Company under Section 262 of the DGCL, and shall give Parent the opportunity to participate in negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal, (ii) offer to settle or settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

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Section 3.4.Termination and Satisfaction of Company Options. As of the Effective Time, the Company’s 2005 Stock Incentive Plan and 2002 Stock Incentive Plan shall terminate. Parent and the Company shall take all actions necessary to provide that, effective as of the Effective Time: (i) each outstanding option to buy Shares granted under the Company Option Plans (“Company Option”), whether or not such Company Options are then exercisable and vested, shall be cancelled; and (ii) in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, pay to each holder of Company Options, whether or not such Company Options are then exercisable and vested, an amount in respect thereof equal to the product of (x) the excess, if any, of the greater of (A) the Merger Consideration or (B) in the case of any Nonqualified Stock Option, the Adjusted Fair Market Value (the terms “Nonqualified Stock Option” and “Adjusted Fair Market Value” having the meanings assigned thereto in the applicable Company Option Plan) of each Share subject to such Company Option over the exercise price of each Company Option held by such holder and (y) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding and excise taxes). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay such amounts under this Section 3.4 as soon as practicable following (but in no event more than three (3) Business Days after) the Effective Time to the holder of each such Company Option.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), and except as disclosed in the Company’s Annual Report on Form 10-K for Fiscal Year 2005 or in the Company’s proxy statement, any Quarterly Report on Form 10-Q or any Form 8-K, in each case filed with the SEC from August 25, 2005 to the date of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.Corporate Organization.

(a) Each of the Company and the Company Subsidiaries is, in the case of the Company, a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware or, in the case of each Company Subsidiary, a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and each has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except, in the case of the Company Subsidiaries, for the failure to be so incorporated, existing and in good standing or to have such corporate power and authority which would not be reasonably expected to have, when aggregated with all such other failures, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

(b) The copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and By-Laws, as amended (the “Company By-Laws”), most

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recently filed with the Company’s SEC Documents are complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of the provisions of the Company Certificate or the Company By-Laws.

Section 4.2.Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $1.00 per share (“Shares”), and (ii) 5,000,000 shares of Preferred Stock, par value $1.00 per share (“Company Preferred Stock”). At the close of business on the Business Day immediately preceding the date of this Agreement, 44,770,213 Shares were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. At the close of business on the Business Day immediately preceding the date of this Agreement, Company Options to acquire 508,420 Shares were outstanding. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as provided by this Agreement and except for the Company Options, there are not any subscriptions, options, warrants, calls, stock appreciation rights or other commitments, rights or agreements of any character relating to dividend rights or the purchase, sale, issuance or voting of any security of the Company to which the Company or any Company Subsidiary is a party, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive, any Shares.

(b) The Company owns, directly or indirectly, all of the outstanding shares of capital stock of the Company Subsidiaries, free and clear of any pledges, rights of first refusal, options, liens, encumbrances, mortgages, claims, security interests or charge of any kind (collectively, “Liens”), other than Permitted Liens, and all of such shares of capital stock are fully paid, nonassessable and free of preemptive rights. Neither the Company nor any of the Company Subsidiaries has any outstanding subscriptions, options, warrants, calls, stock appreciation rights or other commitments or agreements of any character calling for the purchase, sale, issuance or voting of any security of any Company Subsidiary, including any securities convertible into, exchangeable for or representing the right to purchase or otherwise receive any security of any Company Subsidiary.

Section 4.3.Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it, subject to obtaining the vote of holders of a majority of the issued and outstanding Shares in favor of the approval and adoption of this Agreement prior to the consummation of the Merger in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”). The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions to be consummated by it, have been duly authorized and approved by the Company and, except for the receipt of the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and

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Merger Sub of this Agreement, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditor’s rights generally and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held, the Board of Directors of the Company has approved this Agreement, the Merger and the other Transactions and, subject to Section 6.2, has resolved to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Special Meeting.

Section 4.4.Consents and Approvals; No Violations.

(a) Except for (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State, and (iv) such other filings, permits, authorizations, consents and approvals as may be required under the Exchange Act, the Exchange Act Rules, the HSR Act, and the applicable requirements of the New York Stock Exchange (all of the foregoing, collectively, the “Other Company Approvals”), no consent or approval of, or filing, notice to, declaration or registration with, any Governmental Entity, which has not been obtained or made, is required to be obtained or made by the Company for the execution and delivery by the Company of this Agreement or the consummation by the Company or the Company Subsidiaries of the Transactions to be consummated by it or them.

(b) None of the execution and delivery by the Company of this Agreement or the consummation by the Company or the Company Subsidiaries of the Transactions to be consummated by it or them, or compliance by the Company or the Company Subsidiaries with any of the terms and provisions of this Agreement, will (i) violate any provision of the Company Certificate or Company By-Laws or any of the similar organizational documents of any Company Subsidiary or (ii) assuming that the Company Stockholder Approval and the Other Company Approvals are obtained or made, as the case may be, (x) violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of the Company Subsidiaries under, any Material Contract, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms and registration statements with the SEC required to be filed pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder from May 29, 2004 through the

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date of this Agreement (collectively, the “SEC Documents”). As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the SEC Documents, including any financial statements or schedules included therein, as finally amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents (as the Securities Act or the Exchange Act and the rules and regulation promulgated thereunder were in effect on the date so filed), and none of the SEC Documents, when finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to any of the SEC Documents. No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including the related notes and schedules) of the Company included in the SEC Documents (the “SEC Financial Statements”) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated statements of operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(c) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the chief executive officer and the chief accounting officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company, (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely effect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Company’s Knowledge, there is no reason to believe, after completion of all remediation set forth on Section 4.5(c) of the Company Disclosure Schedule and any other remediation the costs of which would not be material to the Company and the Company Subsidiaries taken as a whole, that its auditors and its chief executive officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due. Since May 28, 2005, (i) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal

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accounting controls relating to the Company and the Company Subsidiaries taken as a whole and (ii) no attorney representing the Company or any Company Subsidiary has made a report to the Company’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205).

(d) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) Neither the Company nor any of the Company Subsidiaries has any Liabilities that would be required by GAAP to be reflected in the consolidated balance sheet of the Company, except (a) for such Liabilities (i) reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company as of November 26, 2005 or May 28, 2005 (in each case including the notes thereto), which is included in the SEC Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice, (iii) arising under the terms of (but not from any breach of default under) any Contract or Permit binding upon the Company or any of the Company Subsidiaries that is either (x) disclosed in the Company Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement, and including any such Contract that is entered into, or such Permit that is obtained, after the date of this Agreement, as long as entering into such Contract or obtaining such Permit does not violate any provision of this Agreement, or (iv) incurred pursuant to or in connection with this Agreement or the Transactions and (b) for such other Liabilities as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6.Absence of Certain Changes or Events. Since November 26, 2005, no events, changes, conditions or developments have occurred which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From November 26, 2005 to the date of this Agreement, (i) the Company and the Company Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, and (ii) there has been no:

(a) (i) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company (other than a regular annual cash dividend on the Shares and dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company) or (ii) issuance, sale, grant, disposal of, pledge or other encumbrance by the Company or any Company Subsidiary, or any authorized or proposed issuance, sale, grant, disposition or pledge or other encumbrance by the Company or any Company Subsidiary of, any shares of the Company’s capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of the Company’s capital stock, or the grant by the Company or any Company Subsidiary of any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of the Company’s capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company’s capital stock, other than upon exercise of Company Options and to fund the Company’s matching contribution to the Company’s 401(k) plan in the ordinary course of business,

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(b) redemption or other acquisition by the Company of any of its capital stock,

(c) stock split, reverse stock split, combination or reclassification of the Shares,

(d) creation, incurrence or assumption of any indebtedness for borrowed money, issuance of any note, bond or other debt security, or guarantee of any indebtedness (other than borrowings under the Company’s existing letter of credit and line of credit facilities and guarantees of Real Property Leases in the ordinary course of business), in such cases in excess of $2,500,000 in the aggregate or any loans, advances (other than advances to employees of the Company or any Company Subsidiary in the ordinary course of business) or capital contributions by the Company or any Company Subsidiary to any other Person other than to any of the Company and the Company Subsidiaries,

(e) sale, transfer, license, mortgage, encumbrance or other disposal of any of the Company’s properties or assets with a value in excess of $3,000,000 to any Person other than the Company or a wholly-owned Company Subsidiary, or cancellation, release or assignment of any indebtedness for borrowed money in excess of $3,000,000 to any such Person;

(f) grant of a license (whether written or oral) to, or any other rights with respect to, any Company Intellectual Property to any Person that would be material to the Company and its Subsidiaries when taken as a whole;

(g) any material acquisition or investment by the Company or any Company Subsidiary (other than purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with the Company’s cash management policies in the ordinary course of business consistent with past practice), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchase or exclusive license of any property or assets, of or in any Person other than a wholly-owned Company Subsidiary or to the extent contemplated by the Company’s capital expenditure budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for the following fiscal year of the Company, if and to the extent applicable;

(h) (i) increase in the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees whose annual base salary exceeds $150,000, (ii) employment or severance agreement entered into, or grant or increase by the Company or any Company Subsidiary in the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees whose annual base salary exceeds $150,000 or any severance or termination payment to any such Person or (iii) establishment, adoption, entrance into or termination by the Company or any Company Subsidiary of any collective bargaining agreement or Benefit Plan or any employee benefit plan, policy or arrangement or amendment or waiver of any performance or vesting criteria or any acceleration of vesting, exercisability or funding of any of the foregoing, except in any such case (x) as required pursuant to the terms of plans or agreements in effect on the date of this

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Agreement, (y) occurring in the ordinary course of business and, in the aggregate, consistent with past practice or (z) required by Law;

(i) amendment to the Company Certificate or Company By-Laws;

(j) material change by the Company in accounting methods, principles or practices except as required by GAAP;

(k) (i) except as required by applicable Law, change by the Company or any Company Subsidiary in election in respect of Taxes or any material accounting method in respect of Taxes, (ii) entry by the Company or any Company Subsidiary into any tax allocation agreement, tax sharing agreement, closing agreement, or (iii) settlement or compromise by the Company or any Company Subsidiary of any claim, notice, audit report or assessment in respect of Taxes individually in excess of $500,000 or in the aggregate in excess of $2,000,000;

(l) write up, write down or write off the book value by the Company or any Company Subsidiary of any assets, individually or in the aggregate, for the Company and the Subsidiaries taken as a whole, in excess of $1,000,000, except in accordance with GAAP consistently applied;

(m) subject to Section 6.2(c), any action taken by the Company or any Company Subsidiary to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (i) the provisions of Section 203 of the DGCL, if applicable, or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(n) any layoff by the Company or any Company Subsidiary of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(o)  any settlement of litigation by the Company or any Company Subsidiary that is not covered by insurance for an amount in excess of $1,000,000 per litigation; or

(p) any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (a) through (o) above.

Section 4.7.Litigation. Except for any litigation (or threatened litigation) concerning this Agreement or the Merger, there is no action, suit, proceeding, charge or complaint pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets (including the Owned Real Property) or any of their respective officers or directors (in their capacity as officers or directors of the Company or any Company Subsidiary) by or before (or, in the case of any such threatened matter, that would come before) any Governmental Entity that is reasonably expected to result in a Liability to the Company or any Company Subsidiaries in excess of $2,000,000 (net of insurance proceeds) or have a material and adverse effect on the business of the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is a party or subject to or in default under any judgment, order, writ, decree or injunction of any Governmental Entity, or is in default under any settlement agreement to which the Company or any Company Subsidiary is a party, (i) as of the date of this Agreement, that is material to the

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Company and the Company Subsidiaries, taken as a whole, or that would otherwise prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (ii) as of the Closing Date, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary or any malfeasance by any director, officer or employee of the Company or any Company Subsidiary.

Section 4.8.Personal Property. The Company and the Company Subsidiaries have legal and valid title to, or in the case of leased assets and properties, valid and subsisting leasehold interests in, all of the material tangible personal assets and properties used or held for use by the Company and the Company Subsidiaries in connection with the conduct of the business of the Company and Company Subsidiaries, free and clear of all material Liens other than Permitted Liens. All tangible personal property owned or leased by the Company or any Company Subsidiary is in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.9.Real Property.

(a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address of such Owned Real Property.

(b) Section 4.9(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”) and, for each Leased Real Property, identifies the street address of such Leased Real Property.

(c) The Company or a Company Subsidiary has good and marketable fee simple title to all Owned Real Property, and, to the Company’s Knowledge, enjoys peaceful and undisturbed possession of all Leased Real Property, free and clear of all material Liens, except Permitted Liens. For the purposes of this Section 4.9(c), "marketable" title shall mean title that a reasonable buyer would accept from a reasonable seller.

(d) The Company has made available to Parent and Merger Sub a true and complete copy of each Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Except with respect to the Company’s industrial development bonds described in the Company’s SEC Documents, neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in any Real Property Lease or any interest therein.

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(e) Except (i) as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) for licenses from the Company to Persons other than the Company or Company Subsidiaries of certain departments within the Company’s stores in the ordinary course of business, (iii) for the Real Property Leases and (iv) for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Owned Real Property or Leased Real Property or any part thereof, and other than the right of Parent and Merger Sub pursuant to this Agreement, as of the date of this Agreement there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(f) To the Company’s Knowledge, there does not exist any condemnation or eminent domain proceedings that affect any material Owned Real Property or material Leased Real Property.

(g) As of the date of this Agreement, the Owned Real Property and the Leased Real Property comprise all the real property used in the respective businesses of the Company and the Company Subsidiaries.

(h) All material buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and the Leased Real Property are in good condition, ordinary wear and tear excepted and except for such failures to be in good condition as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10.Taxes. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (i) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Returns”), have been timely filed (taking into account any extensions), (ii) as of the times of filing, the Returns were correct, (iii) as of the date of this Agreement, all Taxes required to be paid by the Company and the Company Subsidiaries have been timely paid or adequately provided for on the most recent SEC Financial Statements filed prior to the date hereof, (iv) to the Company’s Knowledge, as of the date of this Agreement, there are no pending claims or claims threatened in writing against the Company or any of the Company Subsidiaries in respect of any Tax, (v) the Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (vi) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any present or former Company Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), (vii) neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to governed by section

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355 or section 361 of the Code, and (viii) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” described in Treasury regulation section 1.6011-4(b)(2).

Section 4.11.Compliance with Laws; Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or any of the Company Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries each hold all permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from all, and has made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets. All of such permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals are valid, and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.Employee Benefits.

(a) Set forth in Section 4.12(a) of the Company Disclosure Schedule is a complete and correct list as of the date of this Agreement of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock purchase, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive vacation or other material benefit plan, agreement, program, policy or arrangement, any of which is maintained, administered or sponsored by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries has or would reasonably be expected to have any material Liability. All such plans, agreements, programs, policies and arrangements are hereinafter referred to collectively as the “Benefit Plans” and individually as a “Benefit Plan.”

(b) With respect to each Benefit Plan (other than any Multiemployer Plan), the Company has made available to Parent (i) a complete and correct copy of such plan or a summary of such plan, (ii) any summary plan description, and (iii) the most recent actuarial valuation report, if applicable.

(c) Each Benefit Plan (other than any Multiemployer Plan) has been operated, funded and administered, in all material respects, in accordance with its terms, the terms of any applicable collective bargaining agreement and the requirements of ERISA and the Code and any other applicable Laws. All contributions and premium payments that are due with respect to any Benefit Plan have been made and all contributions for any period ending on or before the Closing Date that are not yet due shall have been made or properly accrued.

(d) Any Benefit Plan that is (i) a “single-employer plan” within the meaning of Section 4001(15) of ERISA or (ii) a Multiemployer Plan is set forth in Section 4.12(a) of the Company Disclosure Schedule. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal

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Revenue Service that such Benefit Plan is so qualified (taking into account the legislation commonly referred to as “GUST”) or is a prototype plan which is the subject of an opinion letter from the Internal Revenue Service, and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Benefit Plan.

(e) There have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, and no fiduciary (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan that, in either case, would reasonably be expected to result in a material Liability to the Company or the Company Subsidiaries. There are no actions, suits, proceedings, hearings, (to the Company’s Knowledge) investigations, claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened in writing with respect to any Benefit Plan, other than any such matters that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) None of the Company, any Company Subsidiary, or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any current or potential Liability or obligations under or with respect to any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any Multiemployer Plan. None of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any Liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, no such Liability or obligation has been asserted, and there are no events or circumstances that would reasonably be expected to result in the incurrence by the Company or any Company Subsidiary of any such Liability or obligation; and none of the Company, any Company Subsidiary or any ERISA Affiliate has any Liability or obligation described in Section 4204 of ERISA.

(g) Neither the Company nor any Company Subsidiary maintains, contributes to or has an obligation to contribute to, or has any Liability with respect to, the provision of any health or life insurance or other welfare-type benefits for current or future retires or terminated directors, officers, employees or contractors (or any spouse or other dependant thereof) other than in accordance with COBRA. The Company, the Company Subsidiaries and the ERISA Affiliates are in compliance in all material respects with the requirements of COBRA.

(h) Those individuals performing services for the Company and the Company Subsidiaries have been correctly classified as common law employees, leased employees, independent contractors or agents of the Company or the Company Subsidiaries for the purposes of each Benefit Plan. The Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan and shall not otherwise accelerate or increase any Liability under any Benefit Plan.

Section 4.13.Material Contracts. Section 4.13 of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all Material Contracts. The Company has made available to Parent complete and correct copies of each such Material Contract. With respect to each Contract to which the Company or any of the Company

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Subsidiaries is a party (and, for purposes of this Section 4.13, without giving effect to the execution and delivery of this Agreement or the consummation of any of the Transactions), (i) neither the Company nor any of the Company Subsidiaries has breached, or is in default under, nor has any of them received written notice of breach or default under (or of any condition which with the passage of time or the giving of notice would cause a violation or default under), such Contract, (ii) to the Company’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (iii) such Contract is in full force and effect and the Company or the applicable Company Subsidiary party thereto, as the case may be, has performed all obligations required to be performed by it under such Contract as of the date of this Agreement or as of the date of the Closing, as the case may be, except in any such case for breaches, defaults or failures to be in full force and effect or to perform obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.14.Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all of the following that are owned by the Company or any of the Company Subsidiaries (which, together with all other Intellectual Property owned by the Company or any of the Company Subsidiaries, are hereinafter referred to as the “Company-Owned Intellectual Property”): (i) trademark and service mark registrations and pending applications, copyright registrations and pending applications; and (ii) trade or corporate names, Internet domain names, material unregistered logos, slogans and other trademarks and service marks. The Company and the Company Subsidiaries as applicable are the sole and exclusive owners (including, as applicable, record owners) of all such Company-Owned Intellectual Property, including those registrations and applications and other Intellectual Property set forth (or required to be set forth) on Section 4.14(a) of the Company Disclosure Schedule. Neither the Company nor any of the Company Subsidiaries owns, licenses or has any interest in any patents or patent applications.

(b) The Company and the Company Subsidiaries own, or possess the right to use pursuant to a valid and enforceable license agreement, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in or necessary to conduct their respective businesses as currently conducted (together with the Company-Owned Intellectual Property, the “Company Intellectual Property”), except where the failure to own or possess such rights would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No loss or expiration of any material Company-Owned Intellectual Property is pending or, to the Company’s Knowledge, threatened in writing and all material Company-Owned Intellectual Property will be owned and available for use by the Company and/or one or more of the Company Subsidiaries, as applicable, on identical terms and conditions immediately following the Closing as such material Company-Owned Intellectual Property was owned and available for use by the Company and/or the Company Subsidiaries immediately prior to the Closing. There are no claims made in writing against the Company or any Company Subsidiary that were either made during the three (3) years immediately preceding the date of this Agreement or are pending as of the date of this Agreement contesting the validity, use, ownership or enforceability of any Company-Owned Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse

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Effect, neither the Company nor any of the Company Subsidiaries is infringing, misappropriating or otherwise violating, and the operation of the business of the Company or any of the Company Subsidiaries as currently conducted does not, to the Company’s Knowledge, infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company-Owned Intellectual Property.

(c) The computer systems, including the software, hardware, networks and interfaces currently used in the conduct of the businesses of the Company and the Company Subsidiaries are sufficient in all material respects for (i) the current needs of such businesses and (ii) immediately following the Effective Time, the continued use of such computer systems as currently used in such businesses.

Section 4.15.Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with, all applicable Environmental Laws and have been in compliance with all applicable Environmental Laws since December 31, 2000, and (ii) the Company and the Company Subsidiaries possess, have complied with since December 31, 2000, and are in compliance with all applicable Environmental Licenses.

(b) The Company has provided or made available to Parent complete and correct copies of all Environmental Reports and other documents materially bearing on environmental Liabilities that are in its possession or control and relate to the past or current properties, facilities or operations of the Company or any Company Subsidiary.

(c) Since December 31, 2000, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity or any other Person regarding any actual or alleged material violation of Environmental Laws or any material Liabilities or potential material Liabilities relating to the business or facilities of the Company or any Company Subsidiary and arising under Environmental Laws.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any of their respective controlled Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any Liabilities (including any investigative, corrective or remedial obligations) pursuant to any Environmental Laws.

(e) Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of Government Agencies or other Persons, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

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(f) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(g) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.15 are the only representations and warranties in this Agreement with respect to Environmental Laws and Environmental Licenses.

Section 4.16.Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.17.Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., the Company’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of Shares (other than Parent, Merger Sub and their respective Affiliates).

Section 4.18.Section 203 of the DGCL. The Board of Directors of the Company has taken all necessary action such that the restrictions imposed on business combinations by Section 203 of the DGCL are inapplicable to this Agreement and the Merger.

Section 4.19.Broker’s Fees. Except for Goldman, Sachs & Co. and fees payable to it, neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or any of the Company Subsidiaries has employed any financial advisor, broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 4.20.Labor and Employment Matters.

(a) The Company and each of the Company Subsidiaries are, and for the past three years have remained, in compliance with all applicable Laws relating to the employment of labor, including Laws relating to wages and hours, equal employment opportunity, affirmative action, layoffs, workplace safety, immigration and the withholding and payment of taxes, except for any failure to so comply which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) With respect to the Company and the Company Subsidiaries, (i) as of the date of this Agreement there is no collective bargaining agreement with any labor organization; (ii) as of the date of this Agreement, to the Company’s Knowledge (provided that for purposes of this Section 4.20(b), "Company's Knowledge" shall not require any duty of investigation otherwise included in the definition thereof), no senior executive has any present intention to terminate their employment, (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) no union organizing or decertification efforts are underway or, to the Company’s Knowledge, threatened;

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(v) no labor strike, work stoppage, slowdown, or other material labor dispute exists or, to the Company’s Knowledge, is threatened in writing; and (vi) there is no employment-related charge, complaint, grievance, (to the Company’s Knowledge) investigation, or obligation of any kind, pending or, to the Company’s Knowledge, threatened in writing in any forum, relating to an alleged violation or breach by the Company or any Company Subsidiary (or its or their officers or directors) of any law, regulation or Contract, which violation or breach which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21.No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company. The Company hereby disclaims any such other representation or warranty, whether by the Company, any Company Subsidiary, or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to Parent, Merger Sub or any other Person of any documentation or other written or oral information by the Company, any Company Subsidiary or any of their respective Representatives or any other Person, and neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from such delivery or disclosure, or Parent's or Merger Sub's or any of their respective representative's use, of any such documentation or other information (including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or any of their respective representatives in certain "data rooms" or management presentations in expectation of the Transactions).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.Corporate Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, when aggregated with all other such failures, be reasonably be expected to have a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or prevent or delay the consummation of the Transactions (a “Parent Material Adverse Effect”).

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Section 5.2.Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, have been duly authorized and approved by Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery by the Company of this Agreement, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditor’s rights generally and (ii) is subject to general principles of equity.

Section 5.3.Consents and Approvals; No Violations.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State and (ii) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules and the HSR Act (all of the foregoing collectively, the “Parent Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity which has not been received or made is required to be obtained by or made by Parent or Merger Sub for the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it.

(b) None of the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by each of Parent and Merger Sub of the Transactions to be consummated by it, or compliance by Parent and Merger Sub with any of the terms and provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents with different names) of Parent or Merger Sub or (ii) assuming that the Parent Approvals are obtained or made, as the case may be, (x) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent of or notice to any Person under or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4.Merger Sub.

(a) Merger Sub was formed solely for the purpose of engaging in the Merger and the other Transactions and has not engaged in any business activities or conducted any

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operations, in each case since the date of its incorporation other than in connection with the Merger and the other Transactions.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All such issued and outstanding shares are owned beneficially and of record by Parent.

Section 5.5.Sufficient Funds. Prior to the date of this Agreement, Parent has delivered to the Company complete, correct and executed copies of (i) the letter dated January 18, 2006, from Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A., Bear Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc., pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided debt financing of up to $2,075,000,000 in connection with the Transactions (the “Debt Commitments” ) and (ii) the letter dated January 18, 2006, from Bain Capital Fund VIII, L.P. (“Bain”) pursuant to which Bain and or its Affiliates have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity financing of up to $500,000,000 in connection with the Transactions (the “Equity Commitment” and, together with the Debt Commitments, the “Financing Commitments”), with respect to the financing of the Transactions (the “Financing”), including all exhibits, schedules or amendments thereto. The Financing Commitments are in full force and effect, and there are no conditions precedent related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Financing Commitments. The aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and Merger Sub to pay for all outstanding Shares converted into cash pursuant to the Merger, to make all payments in respect of all Company Options, to perform Parent’s and Merger Sub’s other obligations under this Agreement and to pay all fees and expenses related to the Transactions payable by either of them. Assuming the accuracy of the representations and warranties of the Company set forth in Article IV, as of the date of this Agreement Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the Transactions or that the Financing will not be available to Parent and/or Merger Sub on the Closing Date.

Section 5.6.Ownership of Shares. Each of Parent and Merger Sub is not, nor at any time during the last three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub and the other Affiliates of Parent beneficially owns any Shares.

Section 5.7.Other Agreements. Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent nor Merger Sub has entered into any Contract with any officer or director of the Company in connection with the Transactions.

Section 5.8.Broker’s Fees. Neither Parent nor Merger Sub nor any of their Affiliates, nor any of their respective officers or directors on behalf of Parent or Merger Sub or any of their Affiliates, has employed any financial advisor, broker or finder in a manner that would result in any Liability for any broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

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Section 5.9.Solvency. As of the Effective Time, assuming satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, or waiver of such conditions, and after giving effect to all of the Transactions, including without limitation the Financing, any alternative financing, the payment of the aggregate Merger Consideration and payment in respect of the Company Options contemplated by Section 3.4, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent. For the purposes of this Section 5.9 the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE VI
COVENANTS

Section 6.1.Conduct of Businesses Prior to the Effective Time. Except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, (x) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than upon exercise of

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Company Options and to fund the Company’s matching contribution to the Company’s 401(k) plan in the ordinary course of business, or (y) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any Shares, or otherwise make any payments to stockholders in their capacity as such, other than dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company;

(b) other than borrowings under the Company’s existing letter of credit and line of credit facilities and guaranties of Real Property Leases in the ordinary course of business, create, incur, assume any indebtedness for borrowed money, issue any note, bond or other debt security, or guarantee any indebtedness, in such cases in excess of $2,500,000 in the aggregate or make any loans, advances (other than advances to employees of the Company or any Company Subsidiary in the ordinary course of business) or capital contributions to any other Person other than to any of the Company and the Company Subsidiaries;

(c) sell, transfer, license, mortgage, encumber or otherwise dispose of any of its properties or assets with a value in excess of $3,000,000 to any Person other than the Company or a wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness in excess of $3,000,000 to any such Person, except (i) pursuant to contracts and agreements in force at the date of this Agreement or renewals of any such contract or agreement, (ii) pursuant to plans disclosed in the Company Disclosure Schedule, (iii) the disposition of property identified as “excess property” on Schedule 6.1 or (iv) sales of inventory in the ordinary course of business;

(d) grant a license (whether written or oral) to, or any other rights with respect to, any material Company Intellectual Property to any Person;

(e) enter into any Contract containing any non-competition covenant (other than Real Property Leases in the ordinary course of business);

(f) make any material acquisition or investment (other than purchases of inventory, supplies and other assets in the ordinary course of business and investments made in accordance with the Company’s cash management policies in the ordinary course of business consistent with past practice), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases or exclusive licenses of any property or assets, of or in any Person other than a wholly-owned Company Subsidiary or to the extent contemplated by the Company’s capital expenditure budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for the following fiscal year of the Company, if and to the extent applicable;

(g) (i) increase the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees, (ii) enter into any employment or severance agreement with or grant or increase the rate or terms

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of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees or make any severance or termination payment to any such Person or (iii) establish, adopt, enter into or terminate any collective bargaining agreement or Benefit Plan or any employee benefit plan, policy or arrangement that, if it were in effect on the date of this Agreement, would be a Benefit Plan, or take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding of any of the foregoing, except in any such case for grants, increases or other actions (x) required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (y) occurring in the ordinary course of business consistent with past practice or (z) required by Law; provided, however, that notwithstanding this Section 6.1(g) or anything else to the contrary in this Agreement, the Company shall be permitted to enter into employment agreements with the persons set forth on Section 6.1(g) of the Company Disclosure Schedule for the purpose of assuring continuity of management on such terms as the Company and Parent shall mutually agree on or prior to the Effective Date (in which case all applicable Sections of the Company Disclosure Schedule shall be deemed amended as of the date of this Agreement to reflect disclosure of, and the Company's entry into, such employment agreements);

(h) amend the Company Certificate or Company By-Laws;

(i) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(j) (i) except as required by applicable Law, make or change any election in respect of Taxes or adopt or change any material accounting method in respect of Taxes, (ii) enter into any tax allocation agreement, tax sharing agreement, closing agreement, or (iii) settle or compromise any claim, notice, audit report or assessment in respect of Taxes individually in excess of $500,000 or in the aggregate in excess of $2,000,000;

(k) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Subsidiaries taken as a whole, in excess of $1,000,000, except in accordance with GAAP consistently applied;

(l) subject to Section 6.2(c), take any action to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (i) the provisions of Section 203 of the DGCL, if applicable, or (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(m) implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

(n) settle any litigation that is not covered by insurance for an amount in excess of $1,000,000 per litigation;

(o) (x) amend, modify in any material respect or terminate (other than in accordance with its terms) any Contract pursuant to which the Company or any Company Subsidiary has expended in Fiscal Year 2005, or expects to expend in Fiscal Year 2006, in

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excess of $1,500,000 or (y) enter into any Contract under which the Company or any of the Company Subsidiaries expects to expend in excess of  $1,500,000 during Fiscal Year 2006 (other than (i) purchases of inventory, supplies and assets in the ordinary course of business, (ii) to the extent contemplated by the Company's budget for Fiscal Year 2006 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, and (iii) with respect to the other subsections of this Section 6.1, Contracts not prohibited thereby); or

(p) make any commitment to take any of the actions prohibited by this Section 6.1.

Section 6.2.No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company agrees that (x) the Company and the Company Subsidiaries shall not, and the Company and the Company Subsidiaries shall cause each of their respective officers, directors, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by the Company or any of the Company Subsidiaries or any of the foregoing), and shall use reasonable best efforts to cause their other employees (such officers, directors, agents, representatives and employees, collectively, “Representatives”), not to, initiate or solicit (including by way of furnishing non-public information) or knowingly take any other action to facilitate the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal or engage in any substantive discussions or any negotiations concerning, or provide any non-public information with respect to, an Alternative Proposal, and (y) the Company and the Company Subsidiaries shall immediately cease, and cause their respective Representatives (other than non-officer employees, for whom they shall use reasonable best efforts) to cease, any existing solicitation, discussions or negotiations by or on behalf of the Company with any Person conducted heretofore with respect to any Alternative Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing by a Representative (other than a non-officer employee) or a Company Subsidiary shall be a violation of this Section 6.2(a) by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, the Company (directly or through its Representatives) may (i) until receipt of the Company Stockholder Approval, engage in substantive discussions or in negotiations with a Person that makes a bona fide written Alternative Proposal (under circumstances in which the Company has complied in all respects with its non-solicitation obligations under Section 6.2(a)) and may furnish such Person and its representatives information concerning, and may afford such Person and its representatives access to, the Company and the Company Subsidiaries and their businesses, properties, assets, books and records, if (A) in the good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisor and outside counsel) such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (B) prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 6.2) or negotiations with, such Person, (x) the Company receives from such Person an executed confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement and (y) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or

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negotiations with, such Person, (ii) comply with Rules 14e-2 and 14d-9 of the Exchange Act Rules with regard to a tender or exchange offer, (iii) make a “stop-look-and-listen” communication to its stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules and (iv) make such other disclosures to the Company’s stockholders, and take such other actions, as are required by Law. In addition to the obligations of the Company and the Company Subsidiaries set forth in clause (i) of this Section 6.2(b), the Company shall promptly advise Parent in writing of any Alternative Proposal, and any notice shall specify in writing the material terms and conditions of any such Alternative Proposal and the identity of the person making such Alternative Proposal.

(c) The Board of Directors of the Company may not (i) withdraw or modify the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement (except as set forth in clause (y) of the proviso to Section 2.6(a)(ii) or as set forth below in this Section 6.2(c)), (ii) approve or recommend an Alternative Proposal or (iii) cause the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement related to any Alternative Proposal (other than a confidentiality agreement in accordance with Section 6.2(b)). Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that any Alternative Proposal which was not solicited in violation of Section 6.2(a) constitutes a Superior Proposal, the Board of Directors of the Company may, if it has fully complied with Section 6.2(b): (w) withdraw or modify its approval or recommendation of the Merger and this Agreement, (x) approve or recommend such Superior Proposal, (y) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement (other than a confidentiality agreement as aforesaid) with respect to, and containing the terms of, such Superior Proposal (a “Superior Proposal Agreement”) and (z) terminate this Agreement in accordance with Section 8.1(c); provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least two (2) Business Days’ notice thereof, attaching the Superior Proposal Agreement or, if applicable, the latest draft thereof (which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect), and (B) if, within such two (2) Business Day period, Parent makes an offer that the Board of Directors of the Company determines in good faith is at least as favorable to the stockholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, as such Superior Proposal and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Superior Proposal Agreement entered into prior to the expiration of such two (2) Business Day period to include a provision permitting such termination).

Section 6.3.Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other

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announcement with respect to the Merger, this Agreement or the other Transactions without the prior approval of the Company and Parent, except as may be required by Law or by any listing agreement with a securities exchange or Nasdaq as determined in the good faith judgment, upon advice of counsel, of the party wanting to make such release or announcement (in which case the party shall use its commercially reasonable efforts to receive the approval of the other party prior to issuing such release). In addition, promptly following the date of this Agreement, the Company and Parent shall establish mutually agreeable talking points that may be made to any supplier, vendor or other material business relation of the Company and the Company Subsidiaries regarding the Transactions and the impact of Transactions on the business of the Company and the Company Subsidiaries (the “Approved Communications”).  The Company shall inform its directors, officers and any direct reports to officers who communicate with the Company's suppliers, vendors or other material business relations in the ordinary course of their employment that all communications made to such suppliers, vendors or other material business relations regarding the Transactions and the impact of Transactions on the business of the Company and the Company Subsidiaries must comply with the Approved Communications, and the Company shall use its reasonable best efforts to ensure such compliance.  Furthermore, the Company shall use its reasonable best efforts to ensure that all communications made by directors and executive officers of the Company and any of the Company Subsidiaries to non-executive employees of the Company and any of the Company Subsidiaries regarding the Transactions, and the impact of the Transactions on the business of the Company and the Company Subsidiaries, comply in all material respects with the Approved Communications. For the avoidance of doubt, nothing in this Section 6.3 shall prohibit any communication to any supplier, vendor or other material business relation made in the ordinary course of business.

Section 6.4.Access to Information.

(a) Upon reasonable notice and subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent and, subject to the terms of the Confidentiality Agreement, its debt financing sources, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause the Company Subsidiaries to, make available to Parent and the appropriate representatives of Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents which the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information or violate any Law or any binding agreement entered into prior to the date of this Agreement.

(b) The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 6.4(a), and neither Merger Sub nor Parent may rely

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on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article IV.

(c) The information provided pursuant to Section 6.4(a) will be used solely for the purpose of effecting the Transactions and will be governed by all the terms and conditions of the Confidentiality Agreement.

Section 6.5.Further Assurances; Regulatory Matters; Notification of Certain Matters.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause Merger Sub to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger or the other Transactions and, subject to the conditions set forth in Article VII, to consummate the Transactions as promptly as practicable and (ii) promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all reasonable best efforts to obtain, all necessary permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable in connection with consummating the Transactions, including the Other Company Approvals and Parent Approvals. Without limiting the generality of this Section 6.5(a), each party shall, within ten (10) Business Days after the execution of this Agreement, file all necessary documentation required to obtain all requisite approvals or termination of applicable waiting periods for the Transactions under the HSR Act.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 6.5(a), each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to any of the Transactions by or under the HSR Act, the Federal Trade Commission or the Department of Justice, including taking all reasonable actions to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement or consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third Persons or any other relief with the Governmental Entity investigating the Transactions; provided, however, that the foregoing shall not require any party to agree to any asset divestiture or restriction on its or its Subsidiaries’ business operations that would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust or other Law in any jurisdiction, the parties hereto shall cooperate in all respects with each other and use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person.

(c) Each party hereto shall give prompt notice (or in the case of clause (iii), use its reasonable best efforts to give prompt notice) to the other party hereto if any of the

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following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or any securities market or securities regulator in connection with the Transactions; or (iii) the occurrence of an event which individually has had or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or prevent or delay the consummation of the Merger or (B) cause any condition to the obligations of any party hereto to consummate the Merger to be unsatisfied; provided, however, that no disclosure by any party hereto pursuant to this Section 6.5(c) shall be deemed to amend or supplement this Agreement or the schedules hereto or to prevent or cure any breach of any representation, warranty, or covenant contained herein.

Section 6.6.Employee Benefit Plans.

(a) Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all the Benefit Plans.

(b) Notwithstanding any provision of this Agreement to the contrary, for at least two (2) years following the Closing, Parent shall, and shall cause the Surviving Corporation to, provide employees of the Surviving Corporation and its Subsidiaries with compensation and employee benefits (other than any equity-based benefits) which, in the aggregate, are no less favorable to such employees than the compensation and employee benefits (including any equity-based benefits) in effect for such employees immediately prior to the Closing. Notwithstanding the foregoing, nothing in this Agreement shall be construed to (i) require Parent or the Surviving Corporation or its Subsidiaries to provide equity-based benefits or otherwise issue equity to any employee or (ii) restrict the ability of the Company, the Company Subsidiaries, Parent, the Surviving Corporation or any of their Affiliates to terminate the employment of any employee at any time and for any or no reason.

(c) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the Company Subsidiaries for service with other Persons) for all purposes (other than benefit accrual under a “defined benefit plan” within the meaning of Section 3(35) of ERISA) under any employee benefit plan, policy or program (other than any equity-based plan, policy or program) applicable to employees of the Surviving Corporation or any of its Subsidiaries after the Closing to the extent recognized by the Company under a corresponding Benefit Plan, (ii) in the plan year in which the Closing occurs, use reasonable best efforts to waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of the Company Subsidiaries under any group health plan or other welfare benefit plan to the extent waived or satisfied under an analogous Benefit Plan as of the Closing Date, and (iii) in the plan year in which the Closing occurs use reasonable best efforts to recognize the dollar amount of all expenses incurred by employees of the Company or any of the Company Subsidiaries and their dependents for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan to the extent recognized under an analogues Benefit Plan as of the Closing Date.

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(d) The provisions of this Section 6.6 are for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing herein, expressed or implied, shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 6.7.Indemnification and Insurance.

(a) Without limiting any additional rights that any director, officer or other employee of the Company may have under any indemnification or other agreement, any Benefit Plan or the Company Certificate or Company By-laws, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the DGCL or other applicable Law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, (i) an officer or director of the Company or any of the Company Subsidiaries or (ii) an employee of the Company or any of the Company Subsidiaries providing services to or for such director or officer in connection with this Agreement or any of the Transactions (such officers, directors and employees, individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as stockholders or optionholders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) (collectively, “Indemnified Liabilities”) incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation (each, a “Proceeding”) arising out of or pertaining to (i) the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (ii) matters occurring or existing at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement and the Transactions), whether asserted or claimed prior to, at or after, the Effective Time. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the DGCL or other applicable Law shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to the Surviving Corporation. Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the DGCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the DGCL or other applicable Law with respect to such Proceeding. In the event any Proceeding is brought against any Indemnified Party, Parent and the Surviving Corporation shall each use all reasonable best efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief from such Indemnified Party.

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(b) All rights to indemnification existing in favor of, and all exculpations and limitations of the personal Liability of, the directors, officers, employees, fiduciaries and agents of any of the Company and the Company Subsidiaries in the Company Certificate or Company By-Laws (or comparable organizational documents of the Company Subsidiaries) as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by any of the Company and the Company Subsidiaries for the benefit of those Persons who are covered by such policies at the date of this Agreement or the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring prior to the Effective Time (provided that the Surviving Corporation and its Subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, first use its reasonable best efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six (6)-year period referred to above, and only if Parent and the Surviving Corporation and its Subsidiaries are unable, after exerting their reasonable best efforts, to obtain such a “tail” policy, then Parent or the Surviving Corporation and its Subsidiaries will be required to obtain such coverage from such carriers in annual policies; and, provided, further that (i) if the existing policies expire or are terminated or canceled during such six (6)- year period, each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use its reasonable best efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the Company’s current carrier, (ii) Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall not be required to spend as an annual premium therefor an amount in excess of three hundred percent (300%) of the annual premium therefor as of the date of this Agreement and (iii) if, during such six (6)-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of three hundred percent (300%) of the current annual premium therefor, Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall use all reasonable best efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for an amount equal to three hundred percent (300%) of the current annual premium therefor, on terms and conditions substantially similar to the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance.

(d) Notwithstanding the foregoing, prior to the Effective Time the Company shall be permitted to purchase prepaid “tail” policies in favor of the individuals referred to in Section 6.7(c) with respect to the matters described therein (provided that the annual premium

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therefor shall not exceed three hundred percent (300%) of the annual premium therefor as of the date of this Agreement). If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations thereunder.

(e) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements identified on Section 4.13 of the Company Disclosure Schedule and in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(f) The provisions of this Section 6.7 (x) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, (y) shall be binding on Parent and the Surviving Corporation and their respective successors and assigns and (z) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

(g) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be (and such Person’s ultimate parent entity, if applicable), assume the obligations thereof set forth in this Section 6.7.

Section 6.8.Obligations of Merger Sub. Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1:

(a) Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other Transactions.

(b) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and conditions set forth in this Agreement.

(c) Parent and Merger Sub shall not engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions. Without limiting the generality of the foregoing, Parent shall not, and shall cause its Subsidiaries not to, acquire (whether via merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless that acquisition or agreement would not (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the other Transactions or the expiration or termination of any waiting period under applicable Law, or (ii) increase the risk of any Governmental Entity

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entering an order prohibiting the consummation of the Merger, or the other Transactions or increase the risk of not being able to remove any such order on appeal or otherwise.

Section 6.9.Financing.

(a) Prior to the Closing, Parent and Merger Sub shall use their reasonable best efforts to obtain the Financing, including entering into definitive agreements with respect thereto on the terms and conditions set forth in the Financing Commitments or such other terms as may be acceptable to Parent in its sole discretion (provided that the same or more favorable terms than those set forth in the Financing Commitments shall be deemed acceptable to Parent). In the event that any portion of the Financing becomes unavailable so as not to enable Parent and Merger Sub to proceed with the Transactions in a timely manner, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain alternate financing from alternative sources on terms and conditions acceptable to Parent in its sole discretion (provided that the same or more favorable terms than those set forth in the Financing Commitments shall be deemed acceptable to Parent) as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 6.9(a) being referred to as the “Definitive Financing Agreements”); provided that nothing in this Section 6.9(a) shall be deemed to require Bain to provide a greater amount of equity financing than is contemplated by the Equity Commitment. Parent and Merger Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms and satisfy on a timely basis the conditions of the Financing Commitments, the Definitive Financing Agreements, any alternate financing commitment and any related fee and engagement letters. Parent shall (i) furnish complete, correct and executed copies of the Definitive Financing Agreements to the Company promptly upon their execution, (ii) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any alternate financing commitment or the Definitive Financing Agreements of which Parent or Merger Sub becomes aware or any termination thereof and (iii) otherwise at the reasonable request of the Company inform the Company of the status of its efforts to arrange the Financing (or any replacements thereof).

(b) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, at Parent's sole expense (except as provided in the fourth sentence of this Section 6.9(b)), reasonably cooperate with Parent and Parent’s Affiliates in connection with the arrangement of the Financing (or any replacements thereof), including (i) participation in due diligence sessions, meetings, drafting sessions, management presentation sessions, “road shows”, and sessions with rating agencies by Company officers and employees, (ii) assisting Parent in obtaining any title insurance lien waivers, estoppels, affidavits, non-disturbance agreements, memoranda of leases, legal opinions, surveys or other documents or deliveries, (iii) using reasonable best efforts to prepare business projections, financial statements, pro forma statements and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of the type and form consistently included in offering memoranda, private placement memoranda, prospectuses and similar documents, all as may be reasonably requested by Parent, (iv) the execution and delivery of underwriting or placement agreements, loan agreements, note purchase agreements, registration rights agreements,

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indentures and related documents, including a certificate of the chief accounting officer of the Company with respect to solvency matters, and using reasonable best efforts to obtain accountants' comfort letters and consents of accountants for use of their reports in any materials relating to the Debt Commitment, all as may be reasonably requested by Parent, (v) reasonably facilitating the pledging of collateral and (vi) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the Debt Commitments within the time periods required thereby in order to permit a Closing Date on or prior to the date set forth in Section 8.1(b)(2), which obligation shall include, in all events, providing the financial information required pursuant to the terms of the Debt Commitments; provided, however, that (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and (y) neither the Company nor any Company Subsidiary shall be required to make any payment or expenditure in connection with the financing cooperation described in this Section 6.9(b) in excess of $250,000 in the aggregate (the “Financing Cooperation Expense Cap”). The parties agree that the effectiveness of any documents referred to in the preceding sentence shall be subject to the consummation of the Closing. Without limiting the foregoing provisions of this Section 6.9(b), (i) the Company shall, and shall cause each of the Company Subsidiaries to, reasonably cooperate with Parent's financing sources and their representatives in connection with the completion of an inventory appraisal and a field examination customary for inventory and receivables financings (each of which shall be conducted during normal business hours (so long as not disruptive to the Company's operations) and after reasonable prior notice, and (ii) (x) the Company and its counsel shall be given reasonable opportunity to review and comment upon any offering memorandum that includes information about the Company prepared in connection with the Financing (and the Parent shall not disseminate any offering memorandum relating to any offering of the Company’s or any Company Subsidiary’s securities under Rule 144A of the Securities Act without the prior consent of the Company, which consent shall not be unreasonably withheld), and (y) Parent and Merger Sub and their counsel shall be given reasonable opportunity to review and comment upon any offering memorandum prepared in connection with any financing undertaken by the Company to finance the Dividend. In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or Parent terminates this Agreement pursuant to Section 8.1(b)(ii), Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such financing cooperation, including all amounts up to and including the Financing Cooperation Expense Cap, and provided further, that if this Agreement is terminated for any reason, Parent shall use its best efforts to cause the voiding, termination and/or destruction of all documents executed by the Company in connection with such financing cooperation, and shall reimburse the Company for all costs and expenses incurred by the Company in connection therewith. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Financing (or any replacements thereof) prior to the Effective Time (except as expressly set forth above with respect to the Financing Cooperation Expense Cap). Furthermore, notwithstanding the foregoing, neither the Company or any of the Company Subsidiaries, nor any of their respective officers or directors shall be required to execute any certificate, representation letter or other certification, or to deliver, or cause to be delivered, any legal opinion to the extent the Company determines in good faith that, under the circumstances, the execution of such

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certificate, letter or other certification, or delivery of such opinion is not customary or would be unreasonable.

ARTICLE VII
CONDITIONS

Section 7.1.Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such party):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Statutes. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

(c) Injunctions. There shall be no judgment, order, writ, decree or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

Section 7.2.Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger in Certain Cases. The obligation of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by Parent and Merger Sub):

(a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by the Company at or prior to the Effective Time pursuant to the terms of this Agreement.

(b) Representations and Warranties. The representations and warranties of the Company set forth in Article IV shall be true and correct on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct as of such date or time), (i) except that representations and warranties that contain qualifications with respect to Company Material Adverse Effect shall be true and correct in all respects (giving effect to such qualifications) and (ii) except, in the case of all other representations and warranties (other than the representations and warranties specified in the proviso to this clause (ii)), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding any qualifications with respect to materiality contained therein, other than provisions that expressly require the listing of material items on the Company Disclosure Schedule or expressly permit the exclusion of immaterial items from any such list); provided, however, notwithstanding this clause (ii), the representations and warranties contained in Sections 4.1 (as to the Company), 4.2, 4.3, 4.16, 4.17, 4.18 and 4.19 shall be true and correct in all material respects.

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(c) Closing Certificates. Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Other Company Approvals. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) the Company shall have obtained all other Other Company Approvals that, individually or in the aggregate, are material to the Company and the Company Subsidiaries, taken as a whole.

(e) Non-Competition Agreement. The Non-Competition Agreement shall have been executed and delivered by each of the Persons set forth on Schedule 7.2(e).

(f) No Governmental Proceedings. No Governmental Entity shall have initiated any suit, proceeding, hearing or investigation involving the Company, Parent or Merger Sub wherein an unfavorable judgment, order, writ, decree or injunction would (i) prevent the Transactions, (ii) cause any of the Transactions to be rescinded following consummation or (iii) affect adversely the right of Parent to own the capital stock of the Surviving Corporation and to operate its business.

(g) Dissenting Shares. Holders of no more than five percent (5%) of the Shares shall have exercised appraisal rights in accordance with Section 262 of the DGCL (which such appraisal rights have not been withdrawn or failed to be perfected by the holders of such Shares).

Section 7.3.Additional Conditions to Obligation of the Company to Effect the Merger in Certain Cases. The obligation of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by the Company):

(a) Performance of Obligations of Parent. Parent and Merger Sub each shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Parent and Merger Sub, respectively, at or prior to the Effective Time pursuant to the terms of this Agreement.

(b) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such date or time), except that representations and warranties that contain qualifications with respect to materiality or Parent Material Adverse Effect shall be true and correct in all respects (giving effect to such qualifications).

(c) Closing Certificates. The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

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(d) Parent Approvals. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) Parent and Merger Sub shall have obtained the other Parent Approvals except for those the failure of which to obtain would not reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII
TERMINATION

Section 8.1.Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement by the stockholders of the Company:

(a) By the mutual written consent of the Company and Parent;

(b) By either the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to challenge such order, decree, ruling or other action;

(ii) if the Merger has not been consummated by June 30, 2006; provided, however, that if at such time all conditions of each party hereunder to effect the Merger have been satisfied or waived in writing except the condition set forth in Section 7.1(a) and if at such time the Company has not held the Special Meeting as a result of the Proxy Statement not having been cleared by the SEC, such date shall be extended forty-five (45) days;

(iii) if any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger; or

(iv) if upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof) the Company Stockholder Approval shall not have been obtained.

(c) By the Company, if:

(i) the Board of Directors of the Company approves a Superior Proposal as provided in Section 6.2(c), provided that the provisions of Section 6.2(c) have been complied with by the Company; or

(ii) (x) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied and, in the case of both (x) and (y), such breach or

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failure to perform (A) is not cured within forty-five (45) days after receipt of written notice thereof specifically referencing this Section 8.1(c)(ii) or (B) is incapable of being cured by Parent or Merger Sub by the date set forth in Section 8.1(b)(ii).

(d) By Parent, if:

(i) the Board of Directors of the Company (x) withdraws or modifies, in a manner adverse to Parent, the Company’s recommendation referred to in Section 4.3(b) (unless Section 2.6(a)(ii)(y) applies) (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules shall not be deemed to constitute a withdrawal or modification of such recommendation) or (y) recommends an Alternative Proposal or Superior Proposal to the stockholders of the Company or enters into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than a confidentiality agreement in accordance with Section 6.2(b)) with respect thereto; or

(ii) (x) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(b) would not be satisfied and, in the case of both (x) and (y), such breach or failure to perform (A) is not cured within forty-five (45) days after receipt of written notice thereof specifically referencing this Section 8.1(d)(ii) or (B) is incapable of being cured by the Company by the date set forth in Section 8.1(b)(ii).

Section 8.2.Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than Section 6.9(b) (regarding Company expenses), this Section 8.2, Section 8.3 (if applicable) and Article IX, which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no Liability on the part of Parent, Merger Sub or the Company under this Agreement, except as provided in this Section 8.2; provided, however, that none of the parties shall be relieved from Liability for fraud or for any willful breach of any of its covenants contained in this Agreement.

Section 8.3.Termination Fee.

(a) If (i) the Company terminates this Agreement pursuant to Section 8.1(c)(i), or (ii) Parent terminates this Agreement pursuant to Section 8.1(d)(i), then the Company shall pay to Parent $70,000,000 (such amount, the “Termination Fee”), at or prior to the time of termination in the case of such termination by the Company or as promptly as reasonably practicable (and in any event within two (2) Business Days) after termination in the case of such termination by Parent, payable by wire transfer of same day funds.

(b) If (i) either party terminates this Agreement pursuant to Section 8.1(b)(ii) and Section 8.3(d) below does not apply or Parent terminates this Agreement pursuant to Section

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8.1(b)(iv), and if at the time of such termination an Alternative Proposal remains outstanding and (ii) the Company consummates a transaction agreement with respect to such Alternative Proposal within twelve (12) months of the date of such termination, then the Company shall pay to Parent the Termination Fee as promptly as reasonably practicable (and in any event within two (2) Business Days) after such consummation, payable by wire transfer of same day funds. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 8.3(b) and Section 8.3(c), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 1.1, except that the applicable percentages in clauses (i), (ii) and (iii) of such definition shall be fifty percent (50%) rather than fifteen percent (15%).

(c) If Parent terminates this Agreement pursuant to Section 8.1(d)(ii) and the breach or failure to perform referred to therein is a knowing breach or failure to perform, as the case may be, and (i) at the time of such breach an Alternative Proposal remains outstanding and (ii) the Company consummates a transaction agreement with respect to such Alternative Proposal within twelve (12) months of the date of such termination, then the Company shall pay to Parent the Termination Fee as promptly as reasonably practicable (and in any event within two (2) Business Days) after such consummation, payable by wire transfer of same day funds.

(d) If (i) Parent terminates this Agreement pursuant to Section 8.1(b)(ii) and at the time of such termination, (x) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied, (ii) the Company terminates this Agreement pursuant to Section 8.1(b)(ii) and at the time of such termination the conditions in set forth Sections 7.1, 7.2(a), 7.2(b), 7.2(d), 7.2(e), 7.2(f) and 7.2(g) would be satisfied (provided that for purposes of this Section 8.3(d), the condition set forth in Section 7.2(e) shall be deemed to have been satisfied if the Persons set forth on Schedule 7.2(e) have indicated in writing their willingness to execute the Non-Competition Agreement simultaneously with the consummation of the Closing; provided further that such writing shall in no way be construed to give any operative effect to the Non-Competition Agreement), or (iii) the Company terminates this Agreement pursuant to Section 8.1(c)(ii) then, in any such case, Parent shall pay to the Company $70,000,000 (such amount, the “Parent Termination Fee”) as promptly as reasonably practicable (and in any event within two (2) Business Days) after termination, payable by wire transfer of same day funds.

(e) Except to the extent required by applicable Law, neither the Company nor Parent shall withhold any withholding taxes from any payment under this Section 8.3.  Notwithstanding anything in this Agreement to the contrary, (i) Parent and Merger Sub agree that payment of the Termination Fee, if such payment is payable and actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement in the circumstances described in Sections 8.1(b), 8.1(c) and 8.1(d), and (ii) the Company agrees that payment of the Parent Termination Fee, if such payment is payable and actually paid, shall be the sole and exclusive monetary remedy of the Company upon the termination of this Agreement in the circumstances described in Sections 8.1(b) and 8.1(c). Under no circumstances shall the Termination Fee or the Parent Termination Fee be payable more than once pursuant to this Section 8.3.

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(f) Each of the Company, Parent and Merger Sub acknowledges and agrees that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3.

ARTICLE IX
MISCELLANEOUS

Section 9.1.Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto by action of their respective Boards of Directors at any time prior to the Effective Time.

Section 9.2.Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of any party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.3.Nonsurvival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.4.Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4, and confirmation of such transmission is received prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement, and confirmation of such transmission is received (x) later than 5:00 p.m. (New York time) on a Business Day and earlier than 11:59 p.m. (New York time) on such Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

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(a) if to the Company, to:

Burlington Coat Factory Warehouse Corporation
1830 Route 130
Burlington, New Jersey 08016
Attention: Chief Operating Officer
Telephone No.: (609) 387-7800
Facsimile No.: (609) 239-8242

with copies to:

Burlington Coat Factory Warehouse Corporation
1830 Route 130
Burlington, New Jersey 08016
Attention: General Counsel
Telephone No.: (609) 387-7800
Facsimile No.: (609) 239-9675

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482
Attention: Ellen S. Friedenberg, Esq.
Telephone No.: (212) 837-6465
Facsimile No.: (212) 422-4726

(b) if to Parent or Merger Sub, to:

Bain Capital Partners, LLC
111 Huntington Avenue
Boston, Massachusetts 02199
Attention: Jordan Hitch
Telephone No.: (617) 516-2000
Facsimile No.: (617) 516-2010

with a copy to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Attention: Lance Balk, Esq. and Christopher Neumann, Esq.
Telephone No.: (212) 446-4800
Facsimile No: (212) 446-6460

Section 9.5.Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has received counterparts signed by each of the other parties, it being understood that one (1) or more parties may sign separate counterparts and such counterparts may be delivered by facsimile.

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Section 9.6.Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (ii) except with respect to Article III and Section 6.7 (which shall inure to the Persons benefiting therefrom who are intended to be third party beneficiaries thereof), and the right of the Company, acting on behalf of its stockholders, to pursue any remedies on behalf of its stockholders pursuant to the proviso set forth in Section 8.2, are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.

Section 9.7.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court (or other authority) of competent jurisdiction to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without regard to the conflicts of laws provisions thereof or of any other jurisdiction.

Section 9.9.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however that, Parent and Merger Sub may assign this Agreement to (a) any of their respective Affiliates that is directly or indirectly controlled by Bain Capital Partners, LLC (provided that such Affiliates shall assume the obligations of Parent and Merger Sub pursuant to the Equity Commitment and no such assumption shall release Parent or Merger Sub from any such obligations or affect the Company’s rights as third party beneficiary thereunder) and (b) after the Effective Time, to any Person or Persons who (i) purchase all or substantially all of the capital stock or assets of the Surviving Corporation (whether by merger, consolidation or otherwise) or (ii) provide the financing to the Surviving Corporation, Merger Sub or Parent, without the consent of any Person (provided that, in either case, such assignment shall comply with Section 6.7(g) and no such assignment shall relieve Parent or Merger Sub from its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

Section 9.10.Schedules. Disclosure set forth under one Section of the Company Disclosure Schedule shall be deemed to be disclosed in any other Section or Sections of the Company Disclosure Schedule where such disclosure is reasonably apparent on the face of such disclosure and would be relevant or applicable. The fact that any information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

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Section 9.11.Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such fees and expenses.

Section 9.12.Submission to Jurisdiction; Waivers.

(a) Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper or (z) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such court.

(b) EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.13.Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 9.14.Construction of Agreement.

(a) The terms and provisions of this Agreement represent the results of negotiations among the parties, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained

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in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b) All references in this Agreement to Sections and Articles without further specification are to Sections of, and Articles of, this Agreement.

(c) The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provisions of this Agreement.

(d) Unless the context otherwise requires, “or” is not exclusive.

(e) Unless the context otherwise requires, “including” means “including but not limited to”.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Stephen E. Milstein
Name: Stephen E. Milstein
Title: Executive Vice President

BCFWC ACQUISITION, INC.

By:	/s/ Jordan Hitch
Name: Jordan Hitch
Title: Vice President

BCFWC MERGERSUB, INC.

By:	/s/ Jordan Hitch
Name: Jordan Hitch
Title: Vice President